Crystallex International Corporation	Exhibit 1.2

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Crystallex International Corporation
Table of Contents

Management's Responsibility for Financial Reporting	1
Management's Report on Internal Control over Financial Reporting	2
Changes to Internal Control over Financial Reporting	2
Independent Auditors' Report	3
Consolidated Balance Sheets	5
Consolidated Statements of Operations, Comprehensive Loss and Deficit	6
Consolidated Statements of Shareholders' (Deficit) Equity	7
Consolidated Statements of Cash Flows	8
Notes to the Consolidated Financial Statements	9

Crystallex International Corporation

Management's Responsibility for Financial Reporting

The consolidated financial statements of Crystallex International Corporation (the “Company”) and all of the information included in this annual report are the responsibility of the management of the Company and have been approved by the Company's Board of Directors. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and reflect management's best estimate and judgement based on currently available information. Financial statements, by nature, are not precise since they include certain amounts based upon estimates and judgments. When alternative methods exist, management has chosen those it deems to be the most appropriate in the circumstances.

The Board of Directors which, among other things, is responsible for the consolidated financial statements of the Company, delegates to management the responsibility for the preparation of the financial statements and internal controls. The Board of Directors delegates to the Audit Committee the responsibility for ensuring that management fulfils its responsibilities in respect of financial reporting and internal control. Each year the shareholders appoint independent auditors to audit and report directly to them on the financial statements.

The Company's Audit Committee is appointed by the Board of Directors annually and is currently comprised of three independent directors. The Committee meets regularly with management and with the independent auditors to satisfy itself that each group is properly discharging its responsibilities and to review the financial statements and the independent auditors' report. PricewaterhouseCoopers LLP, the independent auditors appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee. The Audit Committee reports its findings to the Board of Directors for consideration in approving the financial statements for issuance to the shareholders.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP on behalf of the shareholders and their report follows.

/s/ Robert Fung	/s/ Hemdat Sawh
Robert Fung	Hemdat Sawh
Chief Executive Officer	Chief Financial Officer

March 31, 2010

Crystallex International Corporation

Management's Report on Internal Control over Financial Reporting

The management of Crystallex International Corporation (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting under Rule 13a-15(f) and 15d-15(f). The Securities Exchange Act of 1934 defines this as a process designed by, or under the supervision of, the Company's principal executive and principal financial officers and effected by the Company's Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

  Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transaction and dispositions of the assets of the Company;
  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and
  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that may have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Management assessed the effectiveness of the Company's internal control over financial reporting as at December 31, 2009. Based on this evaluation, management concluded that such internal control over financial reporting was effective as at December 31, 2009. This assessment was based on the criteria set forth in “Internal Control–Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

The effectiveness of internal control over financial reporting as at December 31, 2009 has been audited by PricewaterhouseCoopers LLP, independent auditors, and their report follows.

Changes to Internal Control over Financial Reporting

There has been no change to the Company's system of internal controls during 2009 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

/s/ Robert Fung	/s/ Hemdat Sawh
Robert Fung	Hemdat Sawh
Chief Executive Officer	Chief Financial Officer

March 31, 2010

Crystallex International Corporation

Independent Auditors' Report

To the Shareholders of Crystallex International Corporation

We have completed integrated audits of Crystallex International Corporation's 2009 and 2008 consolidated financial statements and of its internal control over financial reporting as at December 31, 2009. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Crystallex International Corporation (the Company) as at December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive loss and deficit, shareholders' (deficit) equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company's financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years then ended in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Crystallex International Corporation's internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Crystallex International Corporation

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants
Toronto, ON, Canada
March 31, 2010

Comments by Auditors for US Readers on Canada-US Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the shareholders dated March 31, 2010 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants
Toronto, ON, Canada
March 31, 2010

Crystallex International Corporation
Consolidated Balance Sheets
(US$ thousands)

	December 31	December 31
	2009	2008

Assets
Current
Cash and cash equivalents (Note 10)	$6,897	$34,520
Restricted cash (Note 6)	4,688	-
Accounts receivable	780	172
Prepaid expenses, deposits and other assets	515	1,145
Equipment held for sale (Note 6)	3,180	-
Discontinued operations (Note 4)	1,129	1,689

	17,189	37,526

Property, plant and equipment (Note 5)	39,203	343,652
Value-added taxes receivable	1,736	1,286

	$58,128	$382,464

Liabilities
Current
Accounts payable and accrued liabilities	$8,043	$7,767
Promissory note (Note 6)	894	-
Discontinued operations (Note 4)	1,043	3,494

	9,980	11,261

Discontinued operations (Note 4)	2,217	-
Notes payable (Note 7)	90,639	86,746
Future income taxes (Note 9)	-	16,661

	102,836	114,668

Shareholders' (Deficit) Equity
Share capital (Note 8)	561,751	561,751
Contributed surplus	35,366	33,971
Accumulated other comprehensive income	11,959	11,959
Deficit	(653,784)	(339,885)

	(44,708)	267,796

	$58,128	$382,464

Nature of operations and going concern (Note 1)
Commitments and contingencies (Note 12)
Subsequent event (Note 17)

(See accompanying notes to the consolidated financial statements)

Approved on behalf of the Board of Directors

/s/ Robert Fung, Director	/s/ Johan van't Hof, Director

Crystallex International Corporation
Consolidated Statements of Operations, Comprehensive Loss and Deficit
(US$ thousands, except for share and per share amounts)

	Years ended December 31
	2009	2008
(Expenses) income
General and administrative	$(9,303)	$(12,992)
Litigation	(2,322)	(357)
Interest on notes payable	(13,268)	(12,830)
Foreign currency exchange gain	851	2,115
(Loss) gain on sale of equipment	(7,059)	1,751
Write down of equipment held for sale	(1,236)	-
Write down of property, plant and equipment (Note 5)	(297,069)	-
Interest and other income	23	583
Amortization of property, plant and equipment	-	(77)

Loss from continuing operations before income tax	(329,383)	(21,807)
Future income tax recovery	(17,459)	-
Loss from continuing operations	(311,924)	(21,807)
Loss from discontinued operations, net of tax (Note 4)	(1,975)	(3,913)
Net loss and comprehensive loss	(313,899)	(25,720)
Deficit, beginning of year	(339,885)	(314,165)

Deficit, end of year	$(653,784)	$(339,885)
Loss per share from continuing operations – basic and diluted	$(1.06)	$(0.07)
Loss per share from discontinued operations – basic and diluted	(0.01)	$(0.02)

Loss per share – basic and diluted	$(1.07)	$(0.09)

Weighted average number of shares outstanding	294,817,719	290,958,931

(See accompanying notes to the consolidated financial statements)

Crystallex International Corporation
Consolidated Statements of Shareholders' (Deficit) Equity
(US$ thousands, except as noted)

	Number of				Accumulated
	common		Number of		other
	shares		warrants	Contributed	comprehensive
	(thousands)	Amount	(thousands)	surplus	income	Deficit		Total

Balance as at December 31, 2007	261,659	$503,489	18,186	$27,124	$11,959	$(314,165)		$228,407

Shares issued
Public offering	32,890	57,730	16,445	6,414	-	-		64,144
Exercise of stock options	96	278	-	(96)	-	-		182
Directors' fees	173	254	-	-	-	-		254
Warrants expired	-	-	(5,936)	-	-	-		-
Stock-based compensation	-	-	-	529	-	-		529
Loss for the year	-	-	-	-	-	(25,720)		(25,720)

Balance at December 31, 2008	294,818	561,751	28,695	33,971	11,959	(339,885)		267,796

Stock-based compensation	-	-	-	1,150	-	-		1,150
Warrants for advisory services	-	-	3,000	245	-	-		245
Loss for the year	-	-	-	-	-	(313,899)		(313,899)

Balance as at December 31, 2009	294,818	$561,751	31,695	$35,366	$11,959	$(653,784	) (a)	$(44,708)

a) Includes total comprehensive deficit for the year ended December 31, 2009 of $(641,825) (2008 - $(327,926))
(See accompanying notes to the consolidated financial statements)

Crystallex International Corporation
Consolidated Statements of Cash Flows
(US$ thousands)

	Years ended December 31
	2009	2008

Cash flows used in operating activities
Loss from continuing operations for the year	$(311,924)	$(21,807)
Items not affecting cash:
Loss (gain) on sale of equipment	7,059	(1,751)
Write down of equipment held for sale	1,236	-
Write down of property plant and equipment	297,069	-
Future income tax recovery	(17,459)	-
Interest accretion on notes payable	3,893	3,455
Warrants issued for advisory services	245	-
Stock-based compensation	969	496
Unrealized gain on translation of future income taxes	(1,249)	(808)
Unrealized foreign currency exchange loss (gain)	27	(135)
Directors' fees settled with shares	-	254
Amortization of property plant and equipment	-	77
Net change in non-cash working capital:
(Increase) decrease in accounts receivable	(678)	62
Decrease (increase) in prepaid expenses, deposits and other assets	630	(533)
Increase (decrease) in accounts payable and accrued liabilities	608	(1,958)

	(19,574)	(22,648)

Cash flows used in investing activities
Investment in property, plant and equipment	(15,079)	(28,224)
Proceeds from sale of equipment	12,361	6,039

	(2,718)	(22,185)

Cash flows from (used in) financing activities
Increase in restricted cash	(4,688)	-
Proceeds from issuance of promissory note	894	-
Proceeds from issuance of common shares	-	64,326

	(3,794)	64,326

(Decrease) increase in cash and cash equivalents from continuing operations	(26,086)	19,493

Decrease in cash and cash equivalents from discontinued operations (Note 4)	(1,648)	(1,049)

Effects of exchange rate fluctuations on cash	111	11

Cash and cash equivalents, beginning of year	34,520	16,065

Cash and cash equivalents, end of year	$6,897	$34,520

Supplemental disclosures with respect to cash flows (Note 10)

(See accompanying notes to the consolidated financial statements)

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

1.	Nature of operations and going concern

Crystallex International Corporation (“Crystallex” or the “Company”) is a Canadian based company which owns the Mine Operating Contract (the “Mine Operating Contract”) to develop and operate the Las Cristinas gold properties (“Las Cristinas Project” or “Las Cristinas”) located in Venezuela.

a) Background

On September 17, 2002, the Company entered into a non-assignable Mine Operating Contract (with the Corporación Venezolana de Guayana (the “CVG”), acting under the authority of the Ministry of Energy and Mines of Venezuela, pursuant to Venezuelan mining law, under which the Company was granted the exclusive right to explore, develop and exploit the Las Cristinas 4, 5, 6 and 7 properties, including the processing of gold for its subsequent commercialization and sale.

The Company is currently awaiting the decision of the Venezuelan Ministry of the Environment and Natural Resources (“MinAmb”) in respect of the issuance of the Authorization to Affect Natural Resources (the “Permit”) to commence construction at Las Cristinas.

The construction and ultimate commencement of commercial production at Las Cristinas are dependent on the receipt of the Permit, which will allow management to proceed to put in place financing to fund construction. In addition, the Las Cristinas Project is subject to sovereign risk, including political and economic instability, changes in existing government regulations, government regulations relating to mining that may withhold the receipt of required permits, as well as currency fluctuations and local inflation. In April 2008 the Director General of Permits at MinAmb denied the issuance of the Permit and subsequently denied the Company's appeal. The Company filed an appeal to the Minister of MinAmb in June 2008 and no decision has been received to date which demonstrates the significant risks that the Las Cristinas Project faces. The Company, nonetheless, has made specific decisions to continue to meet its obligations under the Mine Operating Contract and has received confirmation from the CVG in March 2009 that the Mine Operating Contract remains in full force and effect, which provides the Company with continued control over the Las Cristinas Project.

b) Basis of presentation and going concern

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the going concern basis of accounting which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management has considered all available information in assessing the Company's ability to continue as a going concern, which is at least, but is not limited to, twelve months from the balance sheet date.

As at December 31, 2009, the Company had positive working capital of $7,209, including cash and cash equivalents of $6,897. Management estimates that these funds, in addition to the proceeds from the equipment held for sale (Note 6) and loan (Note 17), will be sufficient to meet the Company's obligations and budgeted expenditures through the second quarter of 2010, but will not be sufficient to cover the Company's obligations over the next twelve months. This uncertainty raises substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, as to the appropriateness of the use of accounting principles applicable to a going concern.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

1.	Nature of operations and going concern (continued)

The Company believes it has a number of financing options which could generate sufficient cash to fund ongoing operations and service its debt requirements as they come due including, but not limited to, the following:

a)	introduction of joint venture partners;
b)	sale of equity and/or debt securities;
c)	further expenditure reductions;
d)	additional sales of equipment; and
e)	negotiating a settlement with its Noteholders to reduce, eliminate or otherwise decrease its obligations, particularly, interest costs.

There is, however, no assurance that these sources of funding or any other initiatives will be available to the Company, or that they will be available on terms that are acceptable to the Company. Accordingly, these consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities, the reported expenses and the balance sheet classifications used, that would be necessary should the Company be unable to continue as a going concern. These adjustments could be material.

2.	Significant accounting policies

The principal accounting policies followed by the Company, which have been consistently applied in the preparation of these consolidated financial statements, except for certain new pronouncements which have been adopted effective January 1, 2009 as described in Note 3, are summarized as follows.

Basis of presentation of consolidated financial statements

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). These policies are consistent with accounting principles generally accepted in the United States (“U.S. GAAP”) in all material respects except as outlined in Note 16.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, all of which are controlled through the ownership of a majority voting interest. All inter-company balances and transactions have been eliminated.

Translation of foreign currencies

The U.S. Dollar is the Company's functional and reporting currency. The currency of measurement for all of the Company's operations including its integrated Venezuelan operations is the U.S. dollar. In each of these operations, the temporal method is used to re-measure local currency transactions and balances into U.S. dollars. Under the temporal method, monetary assets and liabilities are translated into U.S. dollars at year-end exchange rates and non-monetary assets and liabilities are translated at historical exchange rates. Revenues, expenses and cash flows are translated at average exchange rates, except for items related to non-monetary assets and liabilities, which are at historical rates. Exchange gains and losses on translation of monetary assets and liabilities are included in income.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

2.	Significant accounting policies (continued)

Plant and equipment

Plant and equipment are recorded at cost less accumulated amortization. Amortization of plant and equipment used directly in the mining and production of gold is included in operating costs. Amortization is being provided for using the straight-line method over estimated useful lives ranging from five to twenty years, but limited to the mine's estimated life:

Mineral properties and deferred exploration and development expenditures

Mineral exploration costs such as topographical, geochemical and geophysical studies are capitalized and carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be impairment in value. Development costs incurred to access ore bodies identified in the current mining plan are expensed as incurred after production has commenced. Development costs necessary to extend a mine beyond those areas identified in the current mining plan and which are incurred to access additional reserves are deferred until the incremental reserves are mined. Once a mine has achieved commercial production, mineral properties and development costs, including the mineral acquisition and direct mineral exploration costs relating to the current mining plan, are depleted and amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves.

Impairment of long-lived assets

The Company periodically evaluates the recoverability of the net carrying value of its long-lived assets when events or changes in circumstances indicate that their carrying values may not be recoverable. This evaluation requires the comparison of the undiscounted future net cash flows derived from these assets with the carrying value of the assets. Estimated future net cash flows, on an undiscounted basis, are calculated using estimated recoverable ounces of gold (considering current proven and probable mineral reserves and the value beyond proven and probable which includes those mineral resources expected to be converted into mineral reserves), estimated future commodity price realization (considering historical and current prices, price trends and related factors) and operating costs, future capital expenditures, project financing costs and reclamation costs. When the carrying value of an asset exceeds its undiscounted cash flows, the asset is written down to its fair value, which is measured using its discounted future cash flows. Management has performed an impairment analysis and concluded that there has been an impairment of the Las Cristinas Project as at December 31, 2009 as the Permit has not been received as yet (Note 5).

Estimates and uncertainties

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenditures during the reporting period. Significant estimates used include those relating to the recoverability of property, plant and equipment, value-added tax receivable in Venezuela, tax provisions and the recoverability of future income tax balances, carrying value of asset retirement obligations, and the fair values of stock options and warrants.

While management believes these estimates and assumptions are reasonable, actual results could vary significantly.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

2.	Significant accounting policies (continued)

Asset retirement obligations

The Company records a liability for its expected mine reclamation obligations, equal to the fair value of the obligation and records a corresponding increase to the carrying amount of the related asset which is amortized and charged to amortization expense over the life of the associated asset. The asset retirement obligation is accreted to fair value over the period of expected cash flows with a corresponding charge to operating expenses using the Company's credit-adjusted risk free rate. The carrying value of the asset retirement obligation is re-assessed annually for changes in estimates of the amount or timing of the underlying future cash flows.

Income taxes

The Company uses the asset and liability method of accounting for income taxes whereby future income taxes are recognized for the tax consequences of differences between the financial statement carrying amounts and the tax basis of certain assets and liabilities by applying substantively enacted statutory income tax rates applicable to future years. Future income tax assets are evaluated and a valuation allowance is provided if realization is not considered more likely than not.

Revenue recognition

Revenue from mining operations is recognized upon shipment of gold, when title has passed to the customer, when persuasive evidence of an arrangement exists, and collection of the sale is reasonably assured.

Deferred financing fees and debt

Until December 31, 2006, transaction costs related to the Company's debt financings were deferred and amortized over the term of the related financing. Effective January 1, 2007, the Company reports debt net of transaction costs. Debt is subsequently stated at amortized cost and any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the debt using the effective interest method.

Loss per share

Loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the year plus outstanding warrants that are unconditionally convertible into common shares. Diluted per share amounts are calculated using the treasury stock method. Under the treasury stock method, the calculation of the weighted average number of common shares outstanding assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are used to repurchase common shares at the average market price during the period. Since the Company has losses in 2009 and 2008, the potential effect of the outstanding stock options and warrants has not been included in this calculation as it would be anti-dilutive.

Stock-based compensation and warrants

The Company recognizes compensation expense for stock options and warrants based on the estimated fair value at the grant date. Compensation expense for options granted to employees is determined based on estimated fair values of the options at the time of grant using the Black-Scholes option pricing model. The cost is recognized over the vesting period of the respective option. The Company does not incorporate an estimated forfeiture rate for stock options that will not vest; rather the Company accounts for actual forfeitures as they occur. Warrants granted are recorded at estimated fair values using the Black-Scholes option pricing model.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

2.	Significant accounting policies (continued)

Financial instruments – recognition and measurement

Financial assets, financial liabilities and derivatives are initially recognized at fair value and their subsequent measurement depends on their classification as described below. All financial assets or liabilities, with the exception of those securities designated as “held-to-maturity” (“HTM”), financial assets designated as “available-for-sale” (“AFS”), financial assets that are loans and receivables and other financial liabilities, are measured at fair value on each balance sheet date, with changes in fair value recorded in the Consolidated Statement of Operations and Comprehensive Loss. Financial instruments classified as HTM, loans and receivables or other financial liabilities are recorded at amortized cost. Financial instruments classified as AFS are measured at fair value, with changes in fair value recorded in OCI, with the exception of AFS equity securities that do not have quoted market prices in an active market which are measured at cost.

Derivative instruments are carried at fair value, including those derivative instruments that are embedded in financial or non-financial contracts which are not closely related to the host contracts. Changes in the fair values of derivative instruments are recognized in income of the current period, with the exception of derivative instruments designated in effective cash flow hedges or hedges of foreign currency exposure in a self-sustaining foreign operation.

Comparative figures

The comparative figures have been reclassified, where necessary, to conform to the financial statement presentation adopted for 2009.

3.	Changes in accounting policies and future accounting pronouncements

Changes in accounting policies

In February 2008, the CICA issued new Handbook Section 3064, “Goodwill and Intangible Assets”, which establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. This standard is effective for the fiscal year beginning January 1, 2009. The adoption of this standard had no impact on the Company's consolidated financial statements.

In January 2009 the CICA issued EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities”. This standard provides guidance on how to account for credit risk of an entity and counterparty when determining the fair value of financial assets and financial liabilities, including derivative instruments. This standard is effective for the fiscal year beginning January 1, 2009. The adoption of this standard did not have a significant impact on the Company's consolidated financial statements.

In March 2009, the CICA issued EIC-174, “Mining Exploration Costs”, which provides guidance for mining exploration enterprises on the accounting and impairment review of exploration costs. This standard is effective for the fiscal year beginning January 1, 2009. The adoption of this standard did not have a significant impact on the Company's consolidated financial statements.

In June 2009, CICA Handbook Section 3862, “Financial Instruments – Disclosures”, was amended to require disclosures about the inputs to fair value measurements, including their classification within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
Level 3 – Inputs that are not based on observable market data.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

3.	Changes in accounting policies and future accounting pronouncements (continued)

Future accounting pronouncements

In January 2009, the CICA issued CICA Handbook Section 1582, “Business Combinations”, which replaces the former guidance on business combinations. Section 1582 establishes standards for the measurement of a business combination and the recognition and measurement of assets acquired and liabilities assumed. In addition, the CICA issued Section 1601, “Consolidated Financial Statements”, and Section 1602, “Non- controlling Interests”, which replaces the existing guidance. Section 1601 establishes standards for the preparation of consolidated financial statements and Section 1602 provides guidance on accounting for non- controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These standards apply prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011, with earlier application permitted. The Company has not yet determined the impact of the adoption of these standards on its consolidated financial statements.

4.	Discontinued operations

On October 1, 2008, the Revemin mill and related assets located in El Callao, Venezuela reverted by contract to the State of Venezuela as a result of the expiry of the operating agreement relating to the mill. At the same time the Company ceased all mining operations at the Tomi and La Victoria mines which supplied ore to this mill. In 2009, the Company transferred to the State of Venezuela all of the Tomi and La Victoria mining concessions which did not form part of the mill contract.

The results of operations at El Callao have been treated as discontinued operations as the Company has no intention of mining the concessions in this location. Assets and liabilities on the consolidated balance sheets include the following amounts for discontinued operations.

	December 31	December 31
	2009	2008
Current assets
Accounts receivable and other assets	$1,129	$1,689

Current liabilities
Accounts payable and accrued liabilities	$1,043	$1,151
Current portion of asset retirement obligations	-	2,343
Asset retirement obligations	2,217	-
	$3,260	$3,494

The results of operations at El Callao shown as discontinued operations in the consolidated statements of operations and comprehensive loss are as follows:

	Years ended December 31
	2009	2008
Mining revenue	$-	$14,421

Expenses (income)
Operations	2,075	19,746
Accretion of asset retirement obligations	-	365
Foreign exchange gain	(100)	(2,040)

Total expenses	1,975	18,071
Loss before income taxes	(1,975)	(3,650)
Income tax	-	(263)
Net loss	$(1,975)	$(3,913)

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

4.	Discontinued operations (continued)

The cash flows used in discontinued operations are as follows:

	Years ended December 31
	2009	2008

Operating activities	$(1,648)	$(1,049)

Asset retirement obligations of discontinued operations are as follows:

	December 31	December 31
	2009	2008

Asset retirement obligations, beginning of year	$2,343	$2,431
Accretion expense	-	365
Reclamation expenditures		-
Revision in estimated cash flows	(126)	(453)

Asset retirement obligations, end of year	2,217	2,343
Less: current portion	-	2,343

	$2,217	$-

The key assumptions on which the fair value of the asset retirement obligations are based include the estimated future cash flows, the timing of those cash flows, and the credit-adjusted risk-free rate or rates at which the estimated cash flows have been discounted. The Company used a discount rate of 15%. As at December 31, 2009, undiscounted cash outflows approximating $2,930 are estimated to be incurred over a two year period.

In view of the uncertainties concerning future asset retirement and progressive reclamation costs, the ultimate costs to the Company could differ materially from the amounts estimated. The estimate for the future liability is subject to change based on possible amendments to applicable laws and legislation, and technological innovations. Future changes, if any, due to their nature and unpredictability, could have a significant impact and would be reflected prospectively, as a change in an accounting estimate.

5.	Property, plant and equipment

	December 31, 2009
			Net book
	Cost	Write down	value
Plant and equipment	$89,625	$50,422	$39,203
Mineral properties	246,647	246,647	-

	$336,272	$297,069	$39,203

	December 31, 2008
		Accumulated	Net book
	Cost	amortization	value
Plant and equipment	$111,800	$430	$111,370
Mineral properties	232,282	-	232,282

	$344,082	$430	$343,652

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

5.	Property, plant and equipment (continued)

The Company assessed the Las Cristinas Project for impairment based on the guidance in EIC 174 "Mining Exploration Costs" and AcG-11 "Enterprises in the Development Stage" and CICA Handbook Section 3063, “Impairment of Long-Lived Assets” and concluded that, despite its continued efforts to secure the Permit and pursue accretive transactions in respect of the Las Cristinas Project, a write down should be recorded in the current year based on certain impairment triggers noted including, but not limited to, the permitting delays described in Note 1. The Company determined that, among other things, the current uncertainty regarding the permit had a significant impact on management's ability to estimate the future net cash flows associated with the Las Cristinas Project. Accordingly, the Company recorded a non-cash write down of $297,069 relating to all mineral property costs, including the deferred exploration and development expenditures, except the carrying value of the remaining mining equipment of $39,203.

The Company will be reporting under International Financial Reporting Standards (“IFRS”) effective January 1, 2011. Under IFRS an entity is required to assess at each reporting date any indication that a previously recognized impairment loss no longer exists or has decreased. If there is an indication, the entity is required to estimate the recoverable amount and determine whether an impairment reversal is appropriate. The Company will carefully asses the alternative accounting policies available under IFRS and will consider a reversal of the write down based on the facts and circumstances at the time of adoption of IFRS.

The aggregate expenditures incurred, before write down, on the Las Cristinas Project by the Company to December 31, 2009 are summarized as follows:

	Cash	Non-cash	Total
Plant and equipment	$89,625	$-	$89,625
Exploration, development and related expenses	165,728	5,732	171,460
Property payment and finders' fees	24,978	11,192	36,170
Future income taxes	-	37,277	37,277
Stock-based compensation	-	1,740	1,740

	$280,331	$55,941	$336,272

6.	Sale of equipment

During 2009, the Company sold generic mining equipment with a carrying value of $19,420 (2008: $4,288) for net proceeds of $12,361 (2008 - $6,039), which resulted in a loss on disposal of $7,059 (2008 - gain of $1,751). Of these net proceeds, $4,688 was set aside and restricted to pay the scheduled January 15, 2010 interest obligation on the notes payable described in Note 7.

The Company is in the process of selling the remaining generic mining equipment with a carrying value of $4,416 for estimated net realizable value of $3,180 and, accordingly, recorded a write down of $1,236. The Company received an advance of $894 from the auctioneer who has been commissioned to sell most of this equipment. The Company issued to the auctioneer a demand promissory note for $894 bearing interest at Bank of America, Australia, Bank Bill Buying semi-annual rate per annum plus 4% which is secured by the underlying equipment.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

7.	Notes payable

In conjunction with a unit offering on December 23, 2004, the Company issued $100,000 of senior unsecured notes (the “Notes”) with a coupon rate of 9.375%, due on December 23, 2011, for net proceeds of $75,015 after expenses and equity allocation. Interest is payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2005. The Company may redeem the Notes, in whole or in part, at any time after December 31, 2008 at a redemption price of between 100% and 102% of the principal amounts of the Notes, depending on the redemption date, plus accrued and unpaid interest and additional interest, if any, to the date of the redemption. In addition, the Company may be required to redeem the Notes for cash it there is a change in control in the Company where the acquirer's debt rating is below the debt rating of the Company before or after the change in control, or where the Company ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas Project. The Company may also redeem the Notes, in whole but not in part, for cash at its option if there is a change in the applicable Canadian withholding tax legislation. As described in Note 12, the Company successfully defended against an action brought by Noteholders relating to a project change in control.

The initial carrying value of the Notes was derived from a unit structure that contained both a Note and a share component. As a result, the share component was determined based on the fair value of the common shares issued with the unit offering, calculated at $21,450 with $78,550 being the discounted fair value of the Notes. The discounted fair value of the Notes, net of expenses, is accreted up to the face value of the Notes using the effective interest rate method over its seven-year term, with the resulting charge recorded to interest expense. Interest accretion of $3,893 (2008 - $3,455) on the Notes was expensed during the year ended December 31, 2009 as a component of interest expense.

Fair value of Notes

The fair value of the Notes is approximately $25,000 (2008 - $30,000), calculated using a discounted cash flow methodology. The methodology uses the risk-free interest rate and the Company's credit spread as inputs. As the Company's credit spread is an unobservable input due to limited trading of the Notes in the market, the Company has estimated its credit spread by reference to current yields to maturity for debt with similar terms and risks and also by reference to the yield to maturity implicit in the prices obtained from the limited trading of the Notes.

8.	Share capital

	December 31	December 31
	2009	2008

Authorized
Unlimited common shares, without par value
Unlimited Class A preference shares, no par value
Unlimited Class B preference shares, no par value
Issued
294,817,719 common shares	$561,751	$561,751

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

8.	Share capital (continued)

Warrants

As at December 31, 2009, common share purchase warrants were outstanding enabling the holders to acquire common shares as follows:

	Number of
Exercise Price	warrants
	(thousands)
$0.29 (Cdn$0.30)	3,000	(a)
$2.87 (Cdn$3.00)	16,445	(b)
$4.25	12,250	(c)

	31,695

a)

These warrants expire on April 23, 2012. The fair value of these warrants which were granted during the year ended December 31, 2009 for advisory services was determined to be $245 using the Black-Scholes option pricing model with the following assumptions: 1.61 % risk-free interest rate, 3 years expected life, 130% volatility and 0% dividend rate.

b)	These warrants expire six months following the date which is 45 days following the receipt of the Permit for the Company's Las Cristinas Project.
c)	These warrants become exercisable for an eighteen month period commencing on the date which is 45 days following the receipt of the Permit for the Company's Las Cristinas Project.

Stock options

Effective June 24, 2009, shareholders of the Company approved a fixed share option plan (the “New Plan”), which provides for the granting of a maximum 8,000,000 options to acquire common shares of the Company to executive officers, directors, employees and service providers of the Company. Under the New Plan, the exercise price of each stock option cannot be less than the closing price of the Company's common shares on the Toronto Stock Exchange, on the trading day immediately preceding the date of the grant. Stock options have a life of up to ten years and may vest immediately, or over periods ranging from one year to three years. In addition, the directors of the Company may permit an optionee to elect to receive without payment by the optionee of any additional consideration, common shares equal to the value of stock options surrendered. As at December 31, 2009, 6,175,000 stock options were granted under the New Plan.

Prior to June 25, 2008, the Company had a rolling share option plan (the “Old Plan”), which provided for the granting of options to acquire common shares of the Company equal to 10% of the issued and outstanding common shares from time to time, and had characteristics similar to the New Plan. Effective June 24, 2008, the Company ceased to grant stock options under the Old Plan and no additional stock options are available for grant under the Old Plan.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

8.	Share capital (continued)

The Company determines the fair value of the employee stock options using the Black-Scholes option pricing model. The estimated fair value of the stock options is expensed on a straight-line basis over their respective vesting periods. The fair value of stock options granted was determined using the following assumptions for stock options granted during the year ended December 31, 2009. No stock options were granted during the year ended December 31, 2008.

	Years ended December 31
	2009	2008
Risk-free interest rate	1.8%	-
Expected life (years)	3	-
Expected volatility over expected life	118%	-
Expected dividend rate	0%	-
Weighted average fair value of stock options granted during the year	$905	$-

The fair value compensation recorded for stock options that have vested for the year ended December 31, 2009 was $1,150 (2008 - $529), of which $969 (2008 - $496) was expensed and $181 (2008 - $33) was capitalized to mineral properties.

As at December 31, 2009, options were outstanding enabling the holders to acquire common shares as follows:

		Outstanding stock options		Exercisable stock options
		Weighted average	Weighted		Weighted
		remaining	average		average
Range of	Number	contractual	exercise	Number	exercise
exercise prices	of stock options	life	price	exercisable	price
(Cdn$)	(thousands)	(years)	(Cdn$)	(thousands)	(Cdn$)

$0.24	6,175	7.44	0.24	6,175	0.24
$1.75 to $2.60	3,829	1.68	2.23	3,829	2.23
$2.65 to $3.57	2,810	4.30	3.12	2,810	3.12
$3.91 to $4.87	2,440	4.18	4.42	2,210	4.40

	15,254	4.89	1.94	15,024	1.90

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

8.	Share capital (continued)

A summary of the outstanding stock options as at December 31 and changes during each year then ended is as follows:

			Years ended December 31
		2009		2008
		Weighted		Weighted
		average		average
	Number	exercise	Number	exercise
	of options	price	of options	price
	(thousands)	(Cdn$)	(thousands)	(Cdn$)
Balance, beginning of year	10,517	3.14	12,527	3.04
Granted	6,175	0.24	-	-
Exercised	-	-	(96)	1.90
Expired or forfeited	(1,438)	3.34	(1,914)	2.60

Balance, end of year	15,254	1.94	10,517	3.14

Financing Transactions

Fiscal 2008 Activity

On February 11, 2008, the Company completed a public offering of 32.89 million units at Cdn$2.10 per unit for gross proceeds of Cdn$69.1 million.

Each unit consisted of one common share of the Company and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase a further common share of the Company at an exercise price of Cdn$3.00 for a period expiring on the later of: (i) August 11, 2009; and (ii) six months following the Permit date, where the Permit date is the 45th day following the receipt by the Company of the Permit. Each common share and one-half warrant were ascribed values of Cdn$1.89 and Cdn$0.21, respectively.

The net proceeds received by the Company, after payment of issuance costs of $4,622, was $64,144, of which $57,730 was recorded as share capital and $6,414 was recorded as contributed surplus.

Shareholder Rights Plan

On June 24, 2009, the shareholders of the Company approved the continuation of the Company's shareholder rights plan (the “Rights Plan”) which was previously approved on October 30, 2006. The rights issued under the Rights Plan are subject to reconfirmation at every third annual meeting of shareholders and will expire at the close of the Company's annual meeting in 2016 (the “Expiration Time”). The Rights Plan is designed to ensure the fair treatment of shareholders in connection with any takeover bid for the Company and to provide the board of directors and shareholders with sufficient time to fully consider any unsolicited takeover bid. The Rights Plan also provides the board with time to pursue, if appropriate, other alternatives to maximize shareholder value in the event of a takeover bid.

Pursuant to the Rights Plan, one right (a “Right”) is attached to each outstanding common share of the Company held by shareholders of record at the close of business on the record date. The Rights will separate from the common shares at the time (the “Separation Time”) which is the close of business on the eighth trading day (or such later day as determined by the board of directors of the Company) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% of the common shares of the Company by any person other than in accordance with the terms of the Rights Plan.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

8.	Share capital (continued)

In order to constitute a Permitted Bid, an offer must be made in compliance with the Rights Plan and must be made to all shareholders (other than the offeror), must be open for at least 60 days and be accepted by shareholders holding more than 50% of the outstanding voting shares and, if so accepted, must be extended for a further period of ten business days.

9.	Income taxes

The Company operates in Canada and Venezuela and, accordingly the results from operations are subject to different rates of taxation. The income taxes reported differs from the amounts computed by applying the cumulative Canadian federal and provincial income tax rates to the loss before tax recovery due to the following:

	Years ended December 31
	2009	2008
Statutory tax rate	30.36%	31.06%
Loss from continuing operations before income tax recovery	$(329,383)	$(21,807)

Income tax benefit	$(100,000)	$(6,773)
Change in valuation allowance	80,617	(7,873)
Change in substantively enacted tax rates	3,195	2,291
Change in foreign exchange rates	(6,164)	10,592
Non-deductible (non-taxable) items	(6,442)	1,155
Reduction in loss carry forwards	11,335	608
Future income tax recovery	$(17,459)	$-

The tax effects of temporary differences resulting in future income tax assets and future income tax liabilities are as follows:

	December 31	December 31
	2009	2008
Future income tax assets:
Losses carried forward	$51,099	$51,754
Financing fees	1,021	1,306
Asset retirement obligations	754	797
Property, plant and equipment	80,160	-
Less: valuation allowance	(133,034)	(50,940)
Net future income tax asset	-	2,917
Future income tax liabilities
Property, plant and equipment	-	(19,578)
Net future income taxes	$-	$(16,661)

The components of the Company's future income tax balance include a future income tax estimate of 34% of the carrying value of the Las Cristinas asset recorded in the parent entity for accounting purposes which may not have deductibility for income tax purposes in the Venezuela Branch in the foreseeable future. The Company recognized unrealized non-cash foreign currency translation gains of $1,249 during the year ended December 31, 2009 (2008 - $808). These translation gains result from the translation into U.S. dollars at the end of the year of the Venezuelan-denominated future income tax liabilities that are recognized in connection with these expenditures on the Las Cristinas asset. Such currency translation gains and losses have been recorded in the determination of net loss.

As at December 31, 2009, the Company recorded a write down of $297,069 of the carrying value of Las Cristinas Project which resulted in the reversal of future income tax liabilities of $17,459 relating to temporary differences between book and tax values previously recorded.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

9.	Income taxes (continued)

At December 31, 2009 the Company had the following unused tax losses available for tax purposes:

	Country
Year of Expiry	Canada	Venezuela
2010	$36,786	$2,955
2011	$-	$4,147
2012	$-	$2,486
2014	$16,684	$-
2015	$35,078	$-
2026	$26,753	$-
2027	$23,697	$-
2028	$22,944	$-
2029	$21,849	$-

10.	Supplemental disclosures with respect to cash flows

	December 31	December 31
	2009	2008
Cash and cash equivalents consist of:
Cash	$6,897	$1,600
Canadian treasury bills	-	32,920

	$6,897	$34,520

Cash paid during the years ended December 31:
	2009	2008
For interest	$9,375	$9,375
For income taxes	$-	$340

Investment in property, plant and equipment for the years ended December 31:
	2009	2008
Net book value of property, plant and equipment
January 1	$343,652	$317,179
Net book value of property, plant and equipment
December 31	39,203	343,652

Net decrease (increase) in property, plant and equipment	304,449	(26,473)
Write down of property, plant and equipment	(297,069)	-
Capitalization of stock compensation	181	33
Future income taxes	2,047	3,226
Amortization	-	(77)
Net book value of equipment sold	(19,420)	(4,288)
Net book value of equipment held for sale	(4,416)	-

Net decrease before working capital items	(14,228)	(27,579)
Changes in working capital related to
property, plant and equipment acquisitions	(851)	(645)

Cash investment in property, plant and equipment	$(15,079)	$(28,224)

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

10.	Supplemental disclosures with respect to cash flows (continued)

Issuance of common shares for cash for the year ended December 31:
	2009	2008
Cash received from:
Public offering	$-	$64,144
Exercise of stock options	-	182

	$-	$64,326

11.	Segmented information

The Company has one operating segment, which is the development of mining properties with the Las Cristinas Project as its principal operation.

Property, plant and equipment all relate to the Las Cristinas Project and include long-lead time equipment required for its development, of which significant amounts are located temporarily in the United States and various other countries.

12.	Commitments and contingencies

Las Cristinas commitments

Under the terms of the Mine Operating Contract with the CVG, the Company has undertaken to make all investments necessary to develop and exploit the deposits at Las Cristinas. Based on a study completed in November 2007, the Company estimates that approximately $300,000 of additional capital costs would have to be spent on Las Cristinas to meet this obligation after the receipt of the Permit. These projected cost estimates will be updated if and when the Company receives the Permit to commence development of the project.

Action by Noteholders

In December 2008, the Company was served with a notice of application (the “Application”) by the trustee for the Noteholders as described in Note 7. The trustee, on behalf of certain Noteholders sought, among other things, a declaration from the court that there has been a project change of control (a “Project Change of Control”) event, as defined in the First Supplemental Indenture made as of December 23, 2004, thereby requiring Crystallex to accelerate payment and purchase all of the Notes of each Noteholder who has so requested at a price equal to 102% of the principal amount of the Notes, together with accrued and unpaid interest to the date of purchase.

A Project Change of Control is defined as the occurrence of any transaction as a result of which Crystallex ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas Project.

On December 16, 2009 the Ontario Superior Court dismissed all of the Noteholders' claims against Crystallex and ordered the Noteholders to pay Crystallex its costs incurred with respect to the Application. In detailed reasons the court held that Crystallex acted reasonably and in accordance with its obligations to the Noteholders. The Noteholders have appealed this decision and a court hearing of the appeal is scheduled for late April 2010. Although Crystallex is of the opinion that the court's decision will be upheld, there can be no assurance that the appeal will be resolved in favour of the Company and an unfavourable outcome of this appeal may have a material adverse impact on the Company's financial condition.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

12.	Commitments and contingencies (continued)

Proposed class action

The Company and certain officers and directors have been named as defendants in a putative securities fraud class action that commenced on December 8, 2008, in the United States District Court for the Southern District of New York. The plaintiffs in the lawsuit are described as investors who acquired the Company's common stock during the period from March 27, 2006 to April 30, 2008, inclusive (the “Proposed Class Period”). The complaint alleges that the defendants made several statements during the Proposed Class Period about the Company's Las Cristinas Project, and that the issuance of the required Venezuelan government Permit in connection with that project was imminent and guaranteed to be issued to the Company. The complaint asserts that the defendants did not have, during the Proposed Class Period, a reasonable expectation that the Company would receive the required Permit, and that on April 30, 2008, the Permit was, in fact, denied. The proposed class action seeks compensatory damages plus costs and fees, alleging violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder by each of the defendants, and a violation of Section 20A of the Exchange Act by one of the individual defendants.

In a court order dated April 7, 2009, the lead plaintiffs were appointed and, on June 12, 2009, they filed an amended complaint. The defendants filed a motion to dismiss on August 14, 2009. The lead plaintiffs filed an opposition to the motion to dismiss on September 11, 2009 and the defendants filed a reply thereto on September 29, 2009. The defendants also informed the court of the December 16, 2009 decision of the Ontario Superior Court, which dismissed all of the Noteholders' claims against Crystallex.

Crystallex believes that the complaint is without merit and intends to vigorously defend itself against the action. However, because the action is in its preliminary stages, the Company cannot provide assurances as to the outcome of the action, nor can the range of losses, if any, be estimated. Accordingly, no losses have been accrued.

Claim by an individual

On May 23, 2006, the Company and certain directors and officers were served with a statement of claim by an individual alleging misrepresentation, conspiracy and breach of contract, and claiming damages of approximately Cdn$1.75 million. The Company has filed its statement of defence and believes that there is little likelihood of any ultimate liability. However, as the outcome of this matter cannot be determined at this time, the Company has made no provision for this contingency as at December 31, 2009.

Claims by former employees

The Company's subsidiaries in Venezuela have been served with statements of claims from several former employees for additional severance and health related issues for an aggregate claim of approximately $980. The Company believes these claims are without merit and plans to vigorously defend against them. However, as the outcome of these claims cannot be determined at this time, the Company has made no provision for these contingencies as at December 31, 2009.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

13.	Related party transactions

During the year ended December 31, 2009, the Company paid head office rent of $126 (2008 - $11) to a subsidiary of a company that retains the Chairman of the Company as a director. In addition, in August 2009, another subsidiary of this company entered into an agreement with the Company to provide advisory services until December 31, 2009 with a renewable clause for an extension of three months. The advisory fee includes a work fee to a maximum of $100, and a success fee which is only payable upon the fulfilment of certain conditions. For the year ended December 31, 2009, the Company paid advisory work fees of $75 under the terms of this advisory agreement.

During the year ended December 31, 2008, the Company paid underwriting fees to a company which retains the Chairman of the Company as an employee.

These transactions were in the normal course of operations and were measured at the exchange values, which represented the amount of consideration established and agreed to by the related parties.

14.	Risk management

Financial Instruments

The Company's activities expose it to a variety of risks arising from financial instruments. These risks and management's objectives, policies and procedures for managing these risks are as follows.

Credit Risk

Credit risk is the risk of loss due to a counterparty's inability to meet its obligations under a financial instrument that will result in a financial loss to the Company. The Company's credit risk is primarily attributable to cash and cash equivalents that are held in investment accounts with major Canadian chartered banks. The Company's investment policy limits its investments to Canadian Government Treasury Bills.

The Company is exposed to the credit risk of Venezuelan banks which hold cash for the Company's Venezuelan operations. The Company limits its exposure to this risk by maintaining minimal cash balances to fund the immediate needs of its Venezuelan subsidiaries.

The Company's has additional credit risk relating to value added taxes receivable from the government of Venezuela.

Interest Rate Risk

Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company's cash and cash equivalents include highly liquid investments that earn interest at market rates. Fluctuations in market rates of interest do not have a significant impact on the Company's results from operations due to the short term to maturity of the investments held. The interest on the Australian dollar denominated promissory note payable is variable with the Australian prime rate and based on the amount owing, fluctuations in the Australian prime rate would not have a significant impact on the Company's results from operations.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

14.	Risk management (continued)

Currency Risk

The Company has operations in Venezuela, where currently there is an exchange control regime, and is exposed to foreign exchange risk from the exchange rate of the Venezuelan BsF relative to the U.S. dollar. In addition, some of the Company's head office operations are transacted in Canadian dollars.

The Company's risk management objective is to reduce cash flow risk related to foreign denominated cash flows. Foreign exchange risk is derived from monetary assets and liabilities denominated in Venezuelan BsF and Canadian dollars.

The following table provides a sensitivity analysis of the positive/(negative) impact on operations as a result of a hypothetical weakening or strengthening of the Venezuelan BsF and Canadian dollar relative to the U.S. dollar:

	December 31	December 31
	2009	2008
Venezuelan BsF net assets
15% increase in value	$295	$111
15% decrease in value	$(295)	$(111)

Canadian dollar net liabilities
15% increase in value	$(64)	$(66)
15% decrease in value	$64	$66

Liquidity Risk

The Company faces liquidity risk to the extent that it will be unable to settle liabilities as they come due. In order to manage this risk, management monitors rolling forecasts of the Company's liquidity reserve on the basis of expected cash flow. The maturities of the Company's financial liabilities are as follows:

	1 Month	1 to 3	3 Months to	1 Year to
		Months	1 Year	5 Years

Current liabilities	$5,220	$3,320	$1,440	$-

Asset retirement obligations	-	-	-	2,217
Debt	-	-	-	100,000
Total	$5,220	$3,320	$1,440	$102,217

Fair value

At December 31, 2009 and 2008, the Company's financial instruments consisted of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, promissory note payable and long term notes payable. The financial instruments that are measured at fair value and classified as Level 2 are cash and cash equivalents, and restricted cash; the fair values of these instruments approximate their carrying values. Accounts receivable, accounts payable and accrued liabilities, and promissory note payable are measured at amortized cost and their fair values approximate carrying values due to their short-term nature. The long term notes are classified as “held-to-maturity” and are measured at amortized cost with the fair value of $25,000 (2008: $30,000) provided as supplemental disclosure at Note 7.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

15.	Capital management

The Company's capital consists of cash, Notes payable and shareholders' deficit. The Company's objective when managing capital is to maintain adequate funds to safeguard its ability to continue as a going concern and pursue the development of or obtain a successful outcome from the Las Cristinas project. In order to achieve this objective, the Company invests its capital in highly liquid, highly rated financial instruments. The Company manages its capital structure and makes adjustments to it, based on the level of funds available to the Company to manage its operations. In order to meet the Company's objectives for managing capital the Company may issue new common shares, issue new debt or dispose of assets. There are no assurances that such sources of funding will be available on terms acceptable to the Company.

There were no changes in the Company's approach to capital management during the year ended December 31, 2009. The Company is not subject to externally imposed capital requirements.

16.	Differences between Canadian and United States generally accepted accounting principles

The Company prepares its consolidated financial statements in accordance with Canadian GAAP which varies in certain significant respects from U.S. GAAP. The following adjustments would be required in order to present the consolidated financial statements in accordance with U.S. GAAP.

Balance Sheets

The differences between Canadian GAAP and U.S. GAAP on the consolidated balance sheets are as follows:

		December 31, 2009
	Canadian				U.S.
	GAAP	Adjustments			GAAP
Current assets	$16,060	$-	$		16,060
Current assets of discontinued operations	1,129	-			1,129
Property, plant and equipment	39,203	-		(a)	39,203
Other assets	1,736	1,002		(b)	2,738
	$58,128	$1,002	$		59,130

Current liabilities	$8,937	$-	$		8,937
Current liabilities of discontinued operations	1,043	-			1,043
Long-term liabilities of discontinued operations	2,217	-			2,217
Notes payable	90,639	1,002		(b)	91,641
Shareholders' deficit	(44,708)	-			(44,708)
	$58,128	$1,002	$		59,130

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

16.	Differences between Canadian and United States generally accepted accounting principles (continued)

		December 31, 2008
	Canadian				U.S.
	GAAP	Adjustments			GAAP
Current assets	$35,837	$-	$		35,837
Current assets of discontinued operations	1,689	-			1,689
Property, plant and equipment	343,652	(245,888)		(a)	97,764
Other assets	1,286	1,507		(b)	2,793
	$382,464	$(244,381)	$		138,083

Current liabilities	$7,767	$-	$		7,767
Current liabilities of discontinued operations	3,494	-			3,494
Notes payable	86,746	1,507		(b)	88,253
Future income taxes	16,661	(16,661)		(a)	-
Shareholders' equity	267,796	(229,227)			38,569
	$382,464	$(244,381)	$		138,083

For the purposes of reporting in accordance with U.S. GAAP, amounts referred to as contributed surplus under Canadian GAAP are referred to as additional paid in capital.

Statements of Operations

The impact of the differences between Canadian GAAP and U.S. GAAP on the net loss for the year would be as follows:

			Years ended December 31
			2009	2008

Net loss under Canadian GAAP	$		(313,899)	$(25,720)
Mineral property costs		(a)	(16,456)	-
Adjustment to loss on disposal of property, plant and equipment		(a)	1,445	-
Net reversal of write down of property, plant and equipment		(a)	260,899	-
Future income taxes		(a)	2,047	-
Future income tax recovery		(a)	(17,459)	-
Unrealized gain on translation of future income taxes		(a)	(1,249)	-
Capitalization of interest to mineral properties		(a)	-	12,830
Write down of mineral properties		(a)	-	(198,412)
Write off of future income tax liability		(a)	-	13,096
Net loss and comprehensive loss under U.S. GAAP	$		(84,672)	$(198,206)

Net loss per share – basic and diluted	$		(0.29)	$(0.68)

Weighted average number of shares outstanding			294,817,719	290,958,931

Loss from discontinued operations, net of tax, is the same for Canadian GAAP and U.S. GAAP.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

16.	Differences between Canadian and United States generally accepted accounting principles (continued)

Statement of Cash Flows

The impact of the above differences between Canadian GAAP and U.S. GAAP on the combined statements of cash flows would be as follows:

		Years ended December 31
		2009	2008

Cash flows used in operating activites
reported under Canadian GAAP		$(19,574)	$(22,648)
Mineral property costs	(a)	(15,079)	-
Adjustment to interest	(a)	-	12,830
Cash flows used in operating activities reported under U.S. GAAP		(34,653)	(9,818)
Cash flows used in investing activities reported under Canadian GAAP		(2,718)	(22,185)
Mineral property costs	(a)	15,079	-
Adjustment to interest	(a)	-	(12,830)
Cash flows from (used in) investing activities reported under U.S. GAAP		12,361	(35,015)
Cash flows (used in) from financing activities reported under both Canadian and U.S. GAAP		(3,794)	64,326
Net (decrease) increase in cash and cash equivalents during the year		(26,086)	19,493
Decrease in cash and cash equivalents from discontinued operations		(1,648)	(1,049)
Effects of exchange rate fluctuations on cash and cash equivalents		111	11
Cash and cash equivalents, beginning of year		34,520	16,065

Cash and cash equivalents, end of year		$6,897	$34,520

(a) Mineral properties and exploration and development costs

Under Canadian GAAP, mineral properties, including exploration, development and acquisition costs, are carried at cost until the properties to which they relate are placed into production, sold or where management has determined an impairment in value.

Under U.S. GAAP and practices established by the United States Securities and Exchange Commission (“SEC”) all mine project related costs incurred before a commercially mineable deposit is established are expensed as incurred. A commercially mineable deposit is defined as one with proven and probable reserves which can be economically and legally extracted or produced based on a bankable feasibility study. Once a commercially mineable deposit is established all additional costs incurred to bring the mine into production are capitalized as development costs.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

16.	Differences between Candian and United States generally accepted accounting principles (continued)

(a) Mineral properties and exploration and development costs (continued)

As at December 31, 2008 the Company reviewed its policy of continued capitalization of mineral property expenditures as a result of the protracted delay in the receipt of the Permit to develop Las Cristinas. In fiscal 2004 the Company commenced the capitalization of mineral property costs upon the completion of a positive feasibility study in May 2004. At that time the Company felt that the receipt of the Permit to legally commence development of the mine was perfunctory. At December 31, 2008, the Company concluded that given the protracted delay in the receipt of the Permit to develop Las Cristinas, the strict legal criterion of having necessary permits to exploit the reserves under SEC Industry Guide 7 would not be met. Accordingly in 2008, under U.S. GAAP, the Company wrote down the Las Cristinas mineral property costs by $198,412 to the carrying value of its acquisition costs and cost of equipment. In 2009, for U.S. GAAP purposes, the Company's policy is to expense all mineral property costs and accordingly, $16,456 which were capitalized for Canadian GAAP during the year have been expensed for U.S. GAAP. In 2009, the Company recorded, under Canadian GAAP, a write down of $297,069 of the Las Cristinas mineral property costs to the carrying value of the remaining mining equipment, whereas for U.S GAAP purposes the required write down was $36,170 relating to acquisition costs. As at December 31, 2009, the Canadian GAAP and U.S. GAAP carrying values for property, plant and equipment are identical.

In 2009 the Company sold certain mining equipment and is in the process of selling additional mining equipment. For Canadian GAAP, the Company recorded a loss of $8,295 after deducting the carrying value of the disposed equipment and transaction costs. For U.S. GAAP, the loss was reduced by $1,445, reflecting the lower carrying value of this equipment for U.S. GAAP.

Under Canadian GAAP, the Company has elected to expense interest costs incurred on qualifying mineral properties in the development stage and reported interest as an operating activity. In 2008, under U.S. GAAP, interest costs of $12,830 associated with the Las Cristinas mineral properties under development had been capitalized, prior to the write-down, and reported as investing activity. In 2009, for U.S. GAAP, all cash flows relating to mineral properties are reported as operating activities.

At December 31, 2008, under U.S. GAAP, the Company wrote off future income tax liability of $13,096 as a result of the write-down of mineral property costs. In 2009, for Canadian GAAP, the Company capitalized future income taxes of $2,047 into mineral property costs, recorded an unrealized gain on future income taxes of $1,249 and recorded future income tax recovery of $17,459. These amounts have been adjusted for U.S. GAAP purposes as a result of the U.S. GAAP policy of expensing mineral property costs.

(b) Deferred financing costs

Under Canadian GAAP, financing costs related to the Notes have been netted against the Notes. Under U.S. GAAP, these costs are reported on the balance sheet as deferred assets and amortized over the term of the debt.

Accounting changes implemented in 2009

(i)

Codification of U.S. GAAP – On July 1, 2009, the Financial Accounting Standards Board (“FASB”) codification of U.S. GAAP was launched as the sole source of authoritative non-governmental U.S. GAAP. The Accounting Standards Codification (“ASC”) is not intended to change U.S. GAAP, but rather reorganize existing guidance by accounting topic to allow easier identification of applicable standards. This codification has been used in the references to U.S. GAAP.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

16.	Differences between Canadian and United States generally accepted accounting principles (continued)

Accounting changes implemented in 2009 (continued)

(ii)	Disclosure about Derivative Instruments and Hedging Activities – In March 2008, the FASB issued new disclosure requirements for derivative instruments and hedging activities. Under this guidance entities are required to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for, and how derivative instruments and the related hedged items affect an entity's financial position, financial performance and cash flows. This standard was adopted by the Company effective January 1, 2009. The adoption of this standard had no impact on the Company's consolidated financial statements as the Company does not currently have any derivative instruments or engage in hedging activities.

(iii)	Business Combinations – In December 2007, FASB issued this new standard which requires an acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. The adoption of this standard effective January 1, 2009 did not have any impact on the Company's consolidated financial statements for U.S. GAAP.

(iv)	Non-controlling Interest in Consolidated Financial Statements – In December 2007, the FASB issued this new standard which requires all entities to report non-controlling (minority) interest in subsidiaries in the same way as equity in the consolidated financial statements. The adoption of this standard effective January 1, 2009 did not have any impact on the Company's consolidated financial statements for U.S. GAAP.

(v)	Measuring Fair Value of Liabilities – In August 2009, the FASB issued this new standard which is effective prospectively for interim periods beginning after August 1, 2009, with early adoption permitted.

Existing guidance required that the fair value of liabilities be measured under the assumption that the liability is transferred to a market participant. ASU 2009-05 provides further clarification that fair value measurement of a liability should assume transfer to a market participant as of the measurement date without settlement with the counterparty. Therefore, the fair value of the liability reflects non-performance risk, including but not limited to the reporting entity's own credit risk. The adoption of this standard effective October 1, 2009 did not have a material impact on the Company's consolidated financial statements for U.S. GAAP.

Accounting standards issued but not yet adopted

(i)

Amendments to accounting for VIEs – In the second quarter of 2009, the FASB issued an amendment to its guidance on Variable Interest Entities (“VIE”) which is effective for the Company's 2010 fiscal year. This new guidance makes significant changes to the model for determining who should consolidate a VIE by specifically eliminating the quantitative approach to determining the primary beneficiary. The amendment requires the use of a qualitative approach to determine the primary beneficiary based on the power to direct activities of the VIE that most significantly impact its economic performance and an obligation to absorb losses or to receive benefits of the VIE. If the power is shared, then no party is the primary beneficiary. This amendment is not expected to have an impact on the Company.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008
(US$ thousands, except as noted)

17.	Subsequent event

Subsequent to the year ended December 31, 2009, the Company received a $2,500 convertible loan from a potential strategic investor. This convertible loan bears interest at 6% and is repayable on June 30, 2010 with an extension up to November 30, 2010 as determined by the lender. Subject to regulatory approval, the lender has the right exercisable for a period from May 31, 2010 to November 30, 2010 to cause the conversion of any amount of the unpaid balance of this loan into common shares of Crystallex at a price per common share equal to the greater of Cdn$0.20 and 95% of the 5 day volume-weighted-average trading price on the Toronto Stock Exchange of the common shares ending on the date of conversion.